As filed with the Securities and Exchange Commission on June 25, 2004

Registration No. 333_______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
 UNDER
 THE SECURITIES ACT OF 1933

TRIZEC PROPERTIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0387846
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

233 South Wacker Drive
Chicago, IL 60606
(312) 798-6000
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Ted R. Jadwin, Esq.
Senior Vice President, General Counsel and Corporate Secretary
Trizec Properties, Inc.
233 South Wacker Drive
Chicago, IL 60606
(312) 798-6000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
J. Warren Gorrell, Jr., Esq.
David W. Bonser, Esq.
Hogan & Hartson L.L.P.
Columbia Square
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum Offering	Maximum	Amount Of
	To Be	Price Per	Aggregate Offering	Registration
Title of Each Class of Securities To Be Registered(1)	Registered	Security(2)	Price (1)	Fee (1)
Preferred Stock, par value $0.01 per share	(3)	(3)
Depositary Shares, representing Preferred Stock	(3)	(3)
Common Stock, par value $0.01 per share	(3)	(3)
Warrants(4)	(3)	(3)
Total			$750,000,000 (5)	$95,025 (6)

(1) The securities covered by this Registration Statement may be sold or otherwise distributed separately, together or as units with other securities covered by this Registration Statement. This Registration Statement covers offers, sales and other distributions of the securities listed in this table from time to time at prices to be determined, as well as shares of Preferred Stock distributable upon the termination of a deposit arrangement for depositary shares so offered or sold, and shares of Common Stock issuable upon the exchange or conversion of shares of Preferred Stock so offered or sold that are exchangeable for or convertible into shares of Common Stock or upon the exercise of Common Stock warrants so offered, sold or distributed. This Registration Statement also covers shares of Preferred Stock, depositary shares, shares of Common Stock and warrants that may be offered or sold under delayed delivery contracts pursuant to which the counterparty may be required to purchase such securities, as well as such contracts themselves. Such contracts would be issued with the shares of Preferred Stock, depositary shares, shares of Common Stock and/or warrants.

(2) Estimated solely for purposes of calculating the registration fee under Rule 457 under the Securities Act of 1933, as amended.

(3) Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended.

(4) The warrants covered by this Registration Statement may be Preferred Stock warrants, depositary share warrants or Common Stock warrants.

(5) The aggregate maximum offering price of all securities issued under this Registration Statement will not exceed $750,000,000. No separate consideration will be received for shares of Preferred Stock or Common Stock that are issued upon conversion or exchange of shares of Preferred Stock or depositary shares registered hereunder or for shares of Preferred Stock distributed upon termination of a deposit arrangement for depositary shares.

(6) Calculated under Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended. Pursuant to Rule 457(p), $63,350 of the filing fee was previously paid in connection with the filing of Registration Statement No. 333-114532 originally filed by the Registrant on April 16, 2004.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated June 25, 2004

PROSPECTUS

$750,000,000

TRIZEC PROPERTIES, INC.

Preferred Stock, Depositary Shares,
Common Stock and Warrants

     Under this prospectus, we may offer, from time to time, in one or more series or classes the following securities:

•	shares of our preferred stock;

•	depositary shares representing shares of our preferred stock;

•	shares of our common stock; and

•	warrants exercisable for our common stock, preferred stock or depositary shares representing preferred stock.

     We may offer preferred stock, depositary shares representing shares of preferred stock, common stock or warrants with an aggregate initial public offering price of up to $750,000,000, in amounts, at initial prices and on terms determined at the time of the offering. We refer to our preferred stock, depositary shares, common stock and warrants collectively as the “securities.” We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus.

     We will provide you with specific terms of the offering in one or more supplements to this prospectus. The applicable prospectus supplement also will contain information, where applicable, about U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by the prospectus supplement.

     We may offer the securities directly to investors, through agents designated from time to time by them or us, or to or through underwriters or dealers. If any agents, underwriters, or dealers are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more detailed information, see “Plan of Distribution” beginning on page 27. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

     Our common stock is listed on the New York Stock Exchange under the symbol “TRZ.” Our principal executive offices are located at 233 South Wacker Drive, Chicago, Illinois 60606 and our telephone number at that address is (312) 798-6000.

     You should read this entire prospectus, the documents that are incorporated by reference in this prospectus and any prospectus supplement carefully before you invest in any of these securities.

     Investing in our securities involves risks. See “Risk Factors” beginning on page 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for risks relating to an investment in our securities, which is incorporated by reference into this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated __________, 2004.

     You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus or any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

     When used in this prospectus, except where the context otherwise requires, the terms “we”, “us”, “our” and “the Company” refer to Trizec Properties, Inc. and its consolidated subsidiaries.

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RISK FACTORS

     You should consider carefully the risks incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and the other information contained in this prospectus before deciding to invest in our securities.

THE COMPANY

Overview

     We are one of the largest fully integrated, self-managed, publicly traded real estate investment trusts, or REITs, in the United States. At March 31, 2004, we had total assets of approximately $4.8 billion and owned interests in and managed 64 U.S. office properties containing approximately 42.5 million square feet, with our pro rata ownership interest totaling approximately 39.5 million square feet. Our office properties are concentrated in seven core markets in the United States, located in the following major metropolitan areas: Atlanta, Chicago, Dallas, Houston, Los Angeles, New York and Washington, D.C.

     We were originally incorporated as Trizec (USA) Holdings, Inc. in Delaware on October 25, 1989. We changed our name to TrizecHahn (USA) Corporation in 1996 and then to Trizec Properties, Inc. in 2002. Our principal executive offices are located at 233 South Wacker Drive, Chicago, Illinois 60606 and our telephone number at that address is (312) 798-6000.

Business and Growth Strategies

     Our overall goal is to increase stockholder value. We can achieve this goal by creating sustained growth in operating cash flow and maximizing the value of our assets. We believe we can accomplish this using the following strategies:

•	intensively leasing and managing our properties to maximize property rent revenue and minimize property operating expenses;

•	vigorously engaging in asset management to enhance the value of our properties;

•	actively managing our portfolio to maximize total value of our properties;

•	improving the efficiency and productivity of our operations; and

•	maintaining a prudent and flexible capital plan.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. This prospectus provides you with a general description of the offered securities. Each time we sell any of the offered securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the method and terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with any additional information you may need to make your investment decision.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus and the information incorporated by reference herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the

Securities Exchange Act of 1934. Such statements are based on our current expectations, estimates, forecasts and projections. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, estimates and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements. You should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect new information, the occurrence of future events or circumstances or otherwise.

     A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, the risks described in our Annual Report on Form 10-K for the year ended December 31, 2003, and in other documents that are incorporated by reference into this prospectus.

WHERE TO FIND ADDITIONAL INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials we have filed with the SEC, including the registration statement of which this prospectus is a part, at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings also are available to the public on the SEC’s Internet site at http://www.sec.gov. You may read and copy our SEC filings at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. In addition, we maintain an Internet website that contains information about us at http://www.trz.com. The information on our website is not, and you must not consider the information to be, a part of this prospectus or any accompanying prospectus supplement.

     We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act of 1933 relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to “incorporate by reference” in this prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and the information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offering of securities covered by this prospectus is completed:

•	our Annual Report on Form 10-K for the year ended December 31, 2003, provided that the audited financial statements contained therein have been superceded by the financial statements included in our Current Report on Form 8-K, filed on June 22, 2004, which is incorporated by reference below;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

•	our Current Report on Form 8-K filed on April 15, 2004, as amended by Amendment No. 1 on Form 8-K/A filed on June 25, 2004;

•	our Current Report on Form 8-K filed on June 22, 2004; and

•	our Registration Statement on Form 10 (File No. 001-16765), which incorporates by reference the description of our common stock from our Information Statement dated February 14, 2002, which description we also incorporate by reference into this prospectus.

     You may request a copy of these documents, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing us at the following address or calling us at the telephone number listed below:

233 South Wacker Drive
Chicago, IL 60606
Attention: Investor Relations
(312) 798-6000

     Readers should rely on the information provided or incorporated by reference in this prospectus or in the applicable supplement to this prospectus. Readers should not assume that the information in this prospectus and the applicable supplement is accurate as of any date other than the date on the front cover of the document.

USE OF PROCEEDS

     Unless otherwise described in the applicable prospectus supplement to this prospectus used to offer specific securities, we intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes, which may include acquisitions of additional properties as suitable opportunities arise, the repayment of outstanding indebtedness, capital expenditures, the expansion, redevelopment and/or improvement of properties in our portfolio, working capital and other general purposes.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

     The following table sets forth the ratio of earnings to combined fixed charges and preferred dividends for the periods indicated below.

	Years Ended December 31,
Three Months Ended
March 31, 2004	2003	2002		2001	2000	1999
1.67	1.61	(a	)	1.28	1.19	1.27

(a) For the year ended December 31, 2002, the ratio of earnings to combined fixed charges and preferred dividends was less than 1:1. We would have needed to generate additional earnings of approximately $76.6 million in 2002 to achieve coverage ratio of 1:1.

     The ratio of earnings to combined fixed charges and preferred dividends was computed by dividing earnings by combined fixed charges and preferred dividends. For purposes of computing the ratio of earnings to combined fixed charges and preferred dividends, earnings have been calculated by adding fixed charges to income before income taxes, minority interest, income or loss from unconsolidated real estate joint ventures, discontinued operations, gain or loss on disposition of real estate and cumulative effect of a change in accounting principle, plus amortization of capitalized interest and distributed income from unconsolidated real estate joint ventures, minus interest capitalized. Fixed charges consist of interest costs, whether expensed or capitalized, an estimate of the interest as a factor of rental expense relating to operating leases, and amortization of financing costs. Combined fixed charges and preferred dividends consist fixed charges and preferred dividends paid or accrued for each respective period.

DESCRIPTION OF COMMON STOCK

     We are authorized to issue up to 550,100,100 shares of capital stock, of which we are authorized to issue up to 500,000,000 shares of common stock, par value $0.01 per share; 100 shares of special voting stock, par value $0.01 per share; 100,000 shares of Class F convertible stock, par value $0.01 per share; and 50,000,000 shares of preferred stock, par value $0.01 per share. As of June 17, 2004, we had approximately 151,727,211 shares of common stock, 100 shares of special voting stock and 100,000 shares of Class F convertible stock outstanding.

     Shares of common stock currently outstanding are listed for trading on the New York Stock Exchange, or NYSE. We intend to apply to the NYSE to list the additional shares of common stock to be sold pursuant to any prospectus supplement, and we anticipate that such shares will be so listed.

     The following description of our common stock sets forth certain general terms and provisions of the common stock to which any prospectus supplement may relate, including a prospectus supplement providing that common stock will be issuable upon conversion or exchange of our preferred stock or upon the exercise of warrants to purchase our common stock. The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our certificate of incorporation and bylaws and the Delaware General Corporation Law.

     Subject to the preferential rights of any other classes or series of shares of our capital stock, holders of shares of our common stock are entitled:

•	to receive dividends and other cash distributions when, as and if authorized and declared by our board of directors, out of funds and other assets legally available therefor; and

•	to share ratably in any assets that are legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all of our known debts and liabilities and any liquidation preferences of the holders of any class or series of capital stock.

     The holders of shares of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Our certificate of incorporation does not provide for cumulative voting in the election of directors. However, our special voting stock entitles its holder (a wholly owned Hungarian subsidiary of Trizec Canada Inc.) to votes that, when aggregated with votes of shares of common stock held by Trizec Canada Inc. or its subsidiaries, represent a majority of the votes in elections of our board of directors. As a result of the special voting right, provided that Trizec Canada Inc. holds at least 5% of our common stock, Trizec Canada Inc. and its majority stockholder will have voting control over the election of our directors, even though Trizec Canada Inc. will not own a majority of our common stock. This special voting right will expire on January 1, 2008. The special voting stock does not entitle its holders to any voting rights with respect to any other matters, except as required by Delaware corporate law.

     Holders of shares of our common stock will not have preemptive rights, which means they have no right to acquire any additional shares of common stock that may be issued by us at a subsequent date. Holders of shares of common stock also will have no conversion, sinking fund, redemption, preference or exchange rights. The shares of common stock will, when issued, be fully paid and nonassessable and will not be subject to preemptive or other similar rights.

Restrictions on Ownership

     Our certificate of incorporation provides that no person other than TrizecHahn Corporation, Trizec Canada Inc. or their subsidiaries may beneficially own, actually or constructively, more than 9.9% of the value of our outstanding capital stock. See “Restrictions on Ownership of Capital Stock.”

Registrar and Transfer Agent

     The registrar and transfer agent for our common stock is Mellon Investor Services.

DESCRIPTION OF PREFERRED STOCK

     We are authorized to issue 50,000,000 shares of preferred stock, par value $0.01 per share. As of June 17, 2004, we had no shares of preferred stock outstanding.

     The following description sets forth certain general terms and provisions of the preferred stock to which any prospectus supplement may relate. This description and the description contained in any prospectus supplement are not complete and are in all respects subject to and qualified in their entirety by reference to our certificate of incorporation, the applicable certificate of designations that describes the terms of the related class or series of preferred stock, and our bylaws, each of which we will make available upon request.

General

     Subject to the limitations prescribed by Delaware law and our certificate of incorporation and bylaws, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to designate and issue, from time to time, one or more classes or series of preferred stock with the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of directors or duly authorized committee thereof. The preferred stock will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

     The prospectus supplement relating to the class or series of preferred stock being offered thereby will describe the specific terms of such securities, including:

•	the title and stated value of such preferred stock;

•	the number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such preferred stock;

•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such preferred stock shall accumulate;

•	the procedures for any auction and remarketing, if any, for such preferred stock;

•	the provisions for a sinking fund, if any, for such preferred stock;

•	the provisions for redemption, if applicable, of such preferred stock;

•	any listing of such preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which such preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof) and conversion period;

•	any voting rights of such preferred stock;

•	a discussion of any material United States federal income tax considerations applicable to such preferred stock;

•	the relative ranking and preferences of such preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up;

•	in addition to those limitations described below, any other limitations on actual and constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT; and

•	any other specific terms, preferences, rights, limitations or restrictions of such preferred stock.

Rank

     Unless otherwise specified in the prospectus supplement relating to a particular class or series of preferred stock, the preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

•	senior to all classes or series of our common stock, and to all equity securities ranking junior to such preferred stock;

•	on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the preferred stock; and

•	junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the preferred stock.

As used for these purposes, the term “equity securities” does not include convertible debt securities.

Dividends

     Unless otherwise specified in the prospectus supplement, the preferred stock will have the rights with respect to payment of dividends set forth below.

     Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the preferred stock as to dividends, holders of shares of each class or series of preferred stock shall be entitled to receive, when, as and if declared and authorized by our board of directors, out of assets legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such dividend shall be payable to holders of record as they appear on our stock transfer books on such record dates as shall be fixed by our board of directors.

     Dividends on any class or series of the preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will accumulate from and after the date set forth in the applicable prospectus supplement. If our board of directors fails to declare a dividend payable on a dividend payment date on any class or series of preferred stock for which dividends are non-cumulative, then the holders of such class or series of preferred stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on such class or series of preferred stock are declared payable on any future dividend payment date.

     Unless otherwise specified in the applicable prospectus supplement, if any shares of any class or series of preferred stock are outstanding, we generally may not declare, pay or set apart for payment full dividends on any of our capital stock of any other class or series ranking, as to dividends, on a parity with or junior to such class or series of preferred stock for any period unless:

•	if such class or series of preferred stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for such payment on such class or series of preferred stock for all past dividend periods and the then current dividend period; or

•	if such class or series of preferred stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for such payment on such class or series of preferred stock.

When dividends are not paid in full (or a sum sufficient for such full payment is not so irrevocably set apart) upon the shares of preferred stock of any class or series and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the preferred stock of such class or series, all dividends declared upon shares of such class or series of preferred stock and any other class or series of preferred stock ranking on a parity as to dividends with such preferred stock shall be declared pro rata so that the amount of dividends declared per share on the preferred stock of such class or series and such other class or series of preferred stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of preferred stock of such class or series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) and such other class or series of preferred stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on shares of preferred stock which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless

•	if such class or series of preferred stock has a cumulative dividend, full cumulative dividends on such class or series of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period, and

•	if such series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, no dividends (other than in common stock or other capital stock ranking junior to such class or series of preferred stock as to dividends and upon our liquidation, dissolution or winding up) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon our common stock or any other of our capital stock ranking junior to or on a parity with such class or series of preferred stock as to dividends or upon our liquidation, dissolution or winding up, nor shall any common stock or any other of our capital stock ranking junior to or on a parity with such class or series of preferred stock as to dividends or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by us (except by conversion into or exchange for our other capital stock ranking junior to such class or series of preferred stock as to dividends and upon our liquidation, dissolution or winding up, and except for a redemption or purchase or other acquisition of shares of our common stock made for purposes of an employee benefit plan of the Company or any subsidiary or as provided for under our certificate of incorporation to protect our status as a REIT).

     Any dividend payment made on shares of a class or series of preferred stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such class or series which remains payable.

Redemption

     If so provided in the applicable prospectus supplement, the shares of preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

     The prospectus supplement relating to a class or series of preferred stock that is subject to mandatory redemption will specify:

•	the number of shares of preferred stock that we will redeem;

•	the dates on or the period during which we will redeem the shares; and

•	the redemption price that we will pay per share, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption.

     The redemption price may be payable in cash or other property, as described in the applicable prospectus supplement. If the redemption price for any class or series of preferred stock is payable only from the net proceeds of the issuance of our capital stock, the terms of such preferred stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically and mandatorily be converted into shares of our applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

     Notwithstanding the foregoing, unless

•	if such class or series of preferred stock has a cumulative dividend, full cumulative dividends on all shares of any class or series of preferred stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period, and

•	if such class or series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, no shares of any class or series of preferred stock shall be redeemed unless all outstanding shares of such class or series of preferred stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of such class or series of preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of such class or series of preferred stock. In addition, unless

•	if such class or series of preferred stock has a cumulative dividend, full cumulative dividends on all shares of any class or series of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period, and

•	if such class or series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of any class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, we shall not purchase or otherwise acquire directly or indirectly any shares of preferred stock of such class or series (except by conversion into or exchange for our capital stock ranking junior to such class or series of preferred stock as to dividends and upon our liquidation, dissolution or winding up).

     If fewer than all of the outstanding shares of preferred stock of any class or series are to be redeemed, we will determine the number of shares to be redeemed and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us that will not result in violation of the ownership limitations set forth in our certificate of incorporation.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a share of preferred stock of any class or series to be redeemed at the address shown on our stock transfer books. Each notice of redemption will state:

•	the redemption date;

•	the number of shares and class or series of the preferred stock to be redeemed;

•	the redemption price;

•	the place or places where certificates for such preferred stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accrue on such redemption date; and

•	the date upon which the holder’s conversion rights, if any, as to such shares shall terminate.

     If fewer than all the shares of preferred stock of any class or series are to be redeemed, the notice of redemption will also specify the number of shares of preferred stock to be redeemed from each holder. If notice of redemption of any shares of preferred stock has been given and if the funds necessary for such redemption have been irrevocably set apart by us in trust for the benefit of the holders of any shares of preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of preferred stock, such shares of preferred stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

     Any shares of preferred stock that we redeem or repurchase will be retired and restored to the status of authorized but unissued shares of preferred stock.

Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of our capital stock ranking junior to the preferred stock in the distribution of assets upon our liquidation, dissolution or winding up, the holders of each class or series of preferred stock shall be entitled to receive out of our assets legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement and certificate of designation), plus an amount equal to all dividends accrued and unpaid thereon (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and the corresponding amounts payable on all shares of other classes or series of our capital stock ranking on a parity with the preferred stock in the distribution of assets upon our liquidation, dissolution or winding up, then the holders of the preferred stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     After liquidating distributions have been made in full to all holders of shares of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution or winding up.

Voting Rights

     Holders of our preferred stock generally will not have any voting rights, except as otherwise required by law from time to time or as indicated in the applicable prospectus supplement.

Conversion Rights

     The terms and conditions, if any, upon which shares of any class or series of preferred stock are convertible into our common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred stock.

Restrictions on Ownership

     Our certificate of incorporation provides that no person other than TrizecHahn Corporation, Trizec Canada Inc. or their subsidiaries may beneficially own, actually or constructively, more than 9.9% of the value of our outstanding capital stock. See “Restrictions on Ownership of Capital Stock.”

Transfer Agent

     The registrar and transfer agent for a particular series of preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

General

     We may issue receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Shares of preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement (each, a “deposit agreement”) among us, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the applicable deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of preferred stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred stock represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

     The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of the preferred stock by us to a preferred stock depositary, we will cause such preferred stock depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request, and the statements made hereunder relating to the deposit agreement and the depositary receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.

Dividends and Other Distributions

     The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

     In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary, unless the preferred stock depositary determines that it is not feasible to make such distribution, in which case the preferred stock depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

     No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock which has been converted into or exchanged for other securities before the record date for such distribution.

Withdrawal of Stock

     Upon surrender of the depositary receipts at the corporate trust office of the applicable preferred stock depositary (unless the related depositary shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of such shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption

     Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, provided we shall have paid in full to the preferred stock depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us that will not result in a violation of the ownership restrictions in our certificate of incorporation applicable to owners of our capital stock. See “Restrictions on Ownership of Capital Stock.”

     From and after the date fixed for redemption, all dividends in respect of the shares of preferred stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption and surrender thereof to the preferred stock depositary.

Liquidation Preference

     In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Voting Rights

     Upon receipt of notice of any meeting at which the holders of the applicable preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder’s depositary shares. The preferred stock depositary will vote the amount of preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of preferred stock represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred stock depositary.

Conversion Rights

     The depositary shares, as such, are not convertible into our common stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to cause conversion of the preferred stock represented by the depositary shares evidenced by such depositary receipts into whole shares of common stock, other shares of our preferred stock or other shares of stock, and we have agreed that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of Deposit Agreement

     The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable depositary shares evidenced by the applicable depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Depositary Agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

     The deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the preferred stock depositary if (i) such termination is necessary to preserve our status as a REIT or (ii) a majority of each series of preferred stock affected by such termination consents to such termination, whereupon the preferred stock depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the preferred stock depositary with respect to such depositary receipts. We have agreed that if the deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if (i) all outstanding depositary shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or (iii) each share of the related preferred stock shall have been converted into our securities not so represented by depositary shares.

Charges of Preferred Stock Depositary

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

     The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

     The preferred stock depositary will forward to holders of depositary receipts any reports and communications that we send to the preferred stock depositary with respect to the related preferred stock.

     Neither the preferred stock depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. The obligations of the Company and the preferred stock depositary under the deposit agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of preferred stock represented by the depositary shares), gross negligence or willful misconduct, and the Company and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event the preferred stock depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary shall be entitled to act on such claims, requests or instructions received from us.

Restrictions on Ownership

     Holders of depositary receipts will be subject to the ownership restrictions of our certificate of incorporation which provides that no person other than TrizecHahn Corporation, Trizec Canada Inc. or their subsidiaries may beneficially own, actually or constructively, more than 9.9% of the value of our outstanding capital stock. See “Restrictions on Ownership of Capital Stock.”

DESCRIPTION OF WARRANTS

     We may offer by means of this prospectus warrants for the purchase of our preferred stock, depositary shares representing preferred stock or common stock. We may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement (each, a “warrant agreement”) to be entered into between us and a warrant agent specified therein. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

     The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title and issuer of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currencies in which the price or prices of such warrants may be payable;

•	the designation, amount and terms of the securities purchasable upon exercise of such warrants;

•	the designation and terms of the other securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable;

•	the price or prices at which and currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of material federal income tax considerations; and

•	any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

     For us to continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended:

•	no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code of 1986, as amended, to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made); and

•	our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

     To enable us to continue to qualify as a REIT, our certificate of incorporation restricts the ownership of shares of our capital stock as described below to address these requirements.

     Our certificate of incorporation provides that no person other than TrizecHahn Corporation, Trizec Canada Inc. or their subsidiaries may beneficially own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code of 1986, as amended, more than 9.9% of the value of the outstanding shares of our capital stock. The board of directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel concluding that all the requirements (1) for our qualification as a REIT and (2) consistent with our qualifying as a “domestically-controlled REIT” will be satisfied, may waive the application of this ownership limitation to a person subject thereto. However, prior to waiving the application of this ownership limitation, the board of directors must obtain such representations and undertakings from the applicant as are reasonably necessary to ascertain that such applicant’s beneficial or constructive ownership of our capital stock will not then or in the foreseeable future violate the requirements for our qualification as a REIT or be inconsistent with our qualifying as a “domestically-controlled REIT.” The person also must agree that any violation or attempted violation of the foregoing restriction will result in the automatic transfer of the shares of stock causing such violation to a charitable trust for the exclusive benefit of designated charitable beneficiaries.

     In addition to the ownership limitations established to preserve our REIT status, as described above, our certificate of incorporation contains an ownership limitation that is designed to enable us to qualify as a “domestically-controlled REIT,” within the meaning of Section 897(h)(4)(B) of the Internal Revenue Code of 1986, as amended, for periods commencing on January 1, 2008. This limitation restricts any person that is not a qualifying U.S. person from beneficially owning our capital stock if such person’s holdings, when aggregated with shares of our capital stock beneficially owned by all other persons that are not qualifying U.S. persons, would exceed 45% of the fair market value of our issued and outstanding capital stock. Such limitation, however, will not affect the right of TrizecHahn Corporation, Trizec Canada Inc. and their subsidiaries to hold shares of our capital stock that were acquired prior to, or in connection with, the corporate reorganization or that may be acquired pursuant to the conversion of Class F convertible stock.

     For purposes of these limitations on ownership relating to “domestically-controlled REIT” status, a qualifying U.S. person is a person who falls within at least one of the following categories:

(1)	a U.S. citizen;

(2)	a U.S. resident individual;

(3)	an S corporation;

(4)	a partnership or limited liability company (or other entity classified as a partnership for United States federal income tax purposes) (a) that is created or organized in or under the laws of the United States or any State or the District of Columbia and (b) at least 95% (by value) of the interests in which are owned by qualifying U.S. persons;

(5)	a corporation or business trust (or other entity classified as a corporation for United States federal income tax purposes) (a) that is created or organized in or under the laws of the United States or any State or the District of Columbia and (b) at least 95% (by value) of the shares, units or other ownership interests in which are owned by qualifying U.S. persons;

(6)	an estate if (a) its income is subject to U.S. tax regardless of source and (b) at least 95% of amounts distributable by it are distributable to qualifying U.S. persons;

(7)	a registered investment company (as defined in Section 851 of the Internal Revenue Code of 1986, as amended) that is offered for sale only in the United States;

(8)	a trust if (a) a court within the United States is able to exercise primary jurisdiction over its administration, (b) one or more United States persons (as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended) have the authority to control all substantial decisions of the trust, and (c) at least 95% of amounts distributable by it are distributable to qualifying U.S. persons;

(9)	a corporation, fund, foundation or other organization organized under the laws of the United States or any State or the District of Columbia and that is generally exempt from tax therein and is described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended;

(10)	a legal person organized under the laws of the United States or any State or the District of Columbia and that is generally exempt from tax therein and is established and maintained to provide pensions or other similar benefits in connection with employment pursuant to a plan (including, without limitation, (a) a trust described in Section 401(a) of the Internal Revenue Code of 1986, as amended, and (b) an “eligible deferred compensation plan” as defined in Section 457 of the Internal Revenue Code of 1986, as amended, in respect of which the employer is a qualifying U.S. person);

(11)	a simplified employee pension plan described in Section 408(k) of the Internal Revenue Code of 1986, as amended, an individual retirement account, an account described in Section 408(p) of the Internal Revenue Code of 1986, as amended, an annuity plan described in Section 403 of the Internal Revenue Code of 1986, as amended, and any similar plan permitted under the Internal Revenue Code of 1986, as amended, in respect of individual retirement benefits or similar benefits, provided that in each case at least 95% of all amounts payable under such plan are payable to qualifying U.S. persons;

(12)	a group trust in which assets of persons described in paragraph (10) or (11) above are pooled;

(13)	a Keough plan, provided that at least 95% of all amounts payable under such plan are payable to qualifying U.S. persons;

(14)	a governmental entity consisting of any of: (a) any governing body of the United States, or of a political subdivision or local authority of the United States; (b) a person that is wholly owned, directly or indirectly, by the United States or a political subdivision or local authority of the United States provided (i) it is created or organized in or under the laws of the United States, or any State or the District of Columbia, (ii) its earnings are credited to its own account with no portion of its income inuring to the benefit of any private person, and (iii) its assets vest in the United States or a political subdivision or local authority of the United States upon dissolution; and (c) a pension trust or fund of a person described in subparagraph (a) or (b) that is created or organized in or under the laws of the United States or any State or the District of Columbia and that is constituted and operated exclusively to administer or provide pension benefits to individuals in respect of services rendered to such person in the discharge of functions of a governmental nature;

(15)	a “common trust fund” as defined in Section 584 of the Internal Revenue Code of 1986, as amended, or separate account, respectively, (a) established by a bank or insurance company, respectively, organized in the United States or under the laws of the United States or any State or the District of Columbia and (b) at least 95% (by value) of the interests in which are owned by qualifying U.S. persons; and

(16)	an investment club or similar entity (a) that is created or organized in or under the laws of the United States or any State or the District of Columbia and (b) at least 95% (by value) of the interests in which are owned by qualifying U.S. persons.

     As used herein, the term “United States” means the United States of America, and includes the States thereof and the District of Columbia; such term, however, does not include Puerto Rico, the Virgin Islands, Guam or any other United States possession or territory.

     Solely for the purposes of applying the 45% foreign ownership limitation, unless and until otherwise determined by our board of directors, any purported acquisition of beneficial ownership of shares of our capital stock by a person that is not a qualifying U.S. person, of which we become aware, will be presumed to cause a violation of such limitation. However, this presumption will not be applied to:

•	any acquisition by TrizecHahn Corporation, Trizec Canada Inc. or their subsidiaries of shares of our common stock acquired prior to, or in connection with, the corporate reorganization or upon exercise of our warrants;

•	any acquisition of our Class F convertible stock or special voting stock;

•	any issuance by us of our common stock to a holder of Class F convertible stock upon conversion by such holder of shares of Class F convertible stock; and

•	any acquisition by a person that is not a qualifying U.S. person resulting from such person’s exercise of stock options issued by us, but only if such shares are disposed of by the close of the first business day following the exercise of such stock options.

     Our board of directors may, in its sole discretion, terminate the presumption referred to above at any time following the occurrence of any event or events that, in the judgment of our board of directors, result in a substantial reduction in the percentage ownership of our capital stock by TrizecHahn Corporation, Trizec Canada Inc. or their subsidiaries, provided that the board of directors has received a ruling from the Internal Revenue Service or an opinion of counsel concluding in effect that a termination of the presumption would not significantly and adversely affect our ability to qualify as a “domestically-controlled REIT.”

     In the event that a purported transfer, including but not limited to a sale or issuance, of shares of our capital stock to any person would:

•	cause the person to own shares of our capital stock in violation of any of the ownership limitations and restrictions;

•	cause us to be beneficially owned by fewer than 100 persons;

•	cause us to become “closely held” under Section 856(h) of the Internal Revenue Code of 1986, as amended;

•	cause us to constructively own 10% or more of the ownership interests in a tenant of real property owned by us or by our direct or indirect subsidiary within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code of 1986, as amended, if that would cause us to violate the 95% or 75% gross income tests of Section 856(c) of the Internal Revenue Code; or

•	result in us not qualifying as a “domestically-controlled REIT” (determined for this purpose without regard to the five-year period referred to in Section 897(c)(1) of the Internal Revenue Code of 1986, as amended), such purported transfer will be void ab initio, the intended transferee will be deemed to be a prohibited owner and will acquire no rights in such shares, and such shares will be designated as excess shares. All excess shares will be automatically transferred (without action by the stockholder) to a charitable trust for the exclusive benefit of charitable beneficiaries designated by us, subject to the prohibited owner’s entitlement to certain proceeds as described below. The transfer of the excess shares to the charitable trust will be effective as of the close of trading on the trading day immediately preceding the purported transfer date.

     If we determine that: (a) a purported transfer of shares of our capital stock would be in violation of any of the ownership limitations and restrictions, (b) a person acquired or intends to acquire beneficial ownership of our capital stock in violation of any of the ownership limitations and restrictions, or (c) a person is otherwise in violation of any of the ownership limitations and restrictions, we will take any necessary actions to prevent or void such transfer or acquisition. Our failure to act, however, will not affect the designation of shares of our capital stock as excess shares and their automatic transfer to the charitable trust in accordance with procedures described above. In addition, any person who acquires or attempts to acquire shares of our capital stock in violation of the ownership restrictions or who is otherwise in violation of any of the ownership limitations and restrictions will be required immediately to provide us with written notice of the purported transfer or of any other event that caused the person to beneficially own our capital stock in violation of the ownership limitations and restrictions, and, upon our request, will also be required to provide us with any information concerning the impact of the purported transfer or such other event on our status as a REIT and as a “domestically-controlled REIT.”

     A person who is deemed to be a prohibited owner will not benefit economically from any excess shares held in the charitable trust, will have no rights to dividends paid with respect to the excess shares and will not have any rights to vote or other rights attributable to the excess shares held in the charitable trust. Upon liquidation, the prohibited owner who gave value for shares of the capital stock that are designated as excess shares and are automatically transferred to the charitable trust will be entitled to receive an amount not greater than the price per share that such prohibited owner paid for such shares, or, if the prohibited owner did not give value for the shares, an amount that is equal to the price per share based on fair market value of the shares on the date of the purported transfer or such other event that caused the transfer of such shares to the charitable trust. Within 20 days of receiving notice from us that the shares have been transferred to the charitable trust, the charitable trustee will sell the shares to a permitted transferee (or permitted transferees) whose beneficial ownership of our capital stock would not violate our ownership limitations and restrictions. Upon this transfer by the trustee to a permitted transferee, the prohibited owner will receive from the trustee the lesser of the proceeds received on the disposition of the shares to a permitted transferee or the price per share such prohibited owner paid for such shares or, if no value was given by the prohibited owner, a price based on the fair market value of the shares on the date of the purported transfer or such other event as caused the transfer of the shares of capital stock to the charitable trust. The trustee will distribute any excess amounts to the charitable beneficiaries.

     While the excess shares are held in trust, the trustee, as a record holder of the excess shares, will be entitled to all dividends and distributions, including any distributions upon liquidation, paid by us with respect to the relevant class of capital stock. The trustee will have all the voting rights of excess shares held by the trust and rights to receive any notice of any meetings that a particular class of excess shares held by the trustee is entitled to. The trustee will agree to vote the excess shares pursuant to a voting agreement with us.

     The ownership limitation provisions of the certificate of incorporation will not be automatically removed if the REIT provisions of the Internal Revenue Code of 1986, as amended, are changed to remove or increase the ownership concentration limitation. Except as otherwise described above, any change in the ownership limit would require an amendment to the certificate of incorporation. In addition to preserving our status as a REIT, the ownership limit may have the effect of precluding a third party from acquiring control of us.

     We are specifically authorized to seek equitable relief to enforce our ownership limitations.

     Our ownership limitations do not preclude the settlement of transactions entered into through the facilities of the New York Stock Exchange, the Nasdaq Stock Market Inc. or any other national securities exchange (but the fact of settlement will not prevent or deter the transfer of our capital stock to the charitable trust as described above).

     All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

     Each person who beneficially owns 2% or more of the outstanding shares of our capital stock, is obligated, within 30 days after the beginning of each fiscal year, to give to us a written statement or an affidavit, as we may determine, stating, among other things, (1) the amount of capital stock beneficially owned by such person as of each of the dividend record dates of our capital stock on which such person beneficially owned shares of our capital stock during the immediately preceding year and (2) whether or not such person is a qualifying U.S. person.

     Each person who is a beneficial, constructive or record owner of capital stock is required to promptly provide to us such information as we may request in order to determine our status as a REIT or as a “domestically-controlled REIT” and to determine and ensure compliance with our ownership limitations and restrictions.

     Any person who fails to provide us promptly with any of the requested information will be automatically deemed to not be a qualifying U.S. person and, therefore, a prohibited owner. Such prohibited owner’s shares of capital stock will be designated as excess shares and transferred to the charitable trust for sale to a qualifying U.S. person, in the manner described above, except that, for the purposes of determining such prohibited owner’s entitlement upon liquidation and upon sale of excess shares to a permitted transferee, such prohibited owner will be considered to have given no value for such shares.

BOOK-ENTRY SECURITIES

     We may issue the securities offered by means of this prospectus in whole or in part in book-entry form, meaning that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. If securities are issued in book entry form, they will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depository. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

     Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depository arrangements.

     Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depository, who are called “participants.” Such accounts shall be designated by the underwriters, dealers or agents with respect to the securities or by us if the securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to the depository’s participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

     So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders thereof under the applicable instrument defining the rights of the holders of the securities.

     Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of us, our officers and directors or any trustee, paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that the depository for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such securities as shown on the records of such depository or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

     If a depository for a series of securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such securities, determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

PLAN OF DISTRIBUTION

     We may sell the securities offered by means of this prospectus to one or more underwriters for public offering and sale by them or may sell such securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of such securities will be named in the prospectus supplement relating to the securities. We also may sell shares directly to persons through an administrator in connection with a dividend reinvestment or similar plan.

     Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, related to the prevailing market prices at the time of sale or at negotiated prices. We may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with a sale of the securities offered by means of this prospectus, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them upon the resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase offered securities for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular offered securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by us. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that:

•	the purchase by an institution of the offered securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

•	if the offered securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of such securities or number of warrants less the principal amount or number thereof, as the case may be, covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or our or such institutional investors’ performance thereunder.

     We may agree to sell the securities to an underwriter for a delayed public offering and may further agree to adjustments before the public offering to the underwriters’ purchase price for the securities based on changes in the market value of the securities. The prospectus supplement relating to any such public offering will contain information on the number of securities to be sold, the manner of sale or other distribution, and other material facts relating to the public offering.

     One or more of the following (or their successors) may be involved as an underwriter or agent in any at-the-market offering of securities:

•	Advest, Inc.;

•	Banc of America Securities LLC;

•	Banc One Capital Markets, Inc.;

•	BB&T Capital Markets, a division of Scott & Stringfellow, Inc.;

•	BNY Capital Markets, Inc.;

•	Bear Stearns & Co. Inc.;

•	Ferris, Baker Watts, Incorporated;

•	First Union Securities, Inc.;

•	Goldman Sachs & Co.;

•	Lehman Brothers Inc.;

•	JPMorgan Chase Securities Inc.;

•	Legg Mason Wood Walker, Incorporated;

•	McDonald Investments Inc.;

•	Merrill Lynch, Pierce, Fenner & Smith Incorporated;

•	Morgan Stanley & Co. Incorporated;

•	Prudential Securities, Inc.;

•	Salomon Smith Barney Inc.;

•	Stifel, Nicolaus & Company, Incorporated;

•	UBS Investment Bank;

•	Wachovia Securities;

•	Wells Fargo Brokerage Services, LLC

     No more than $148.6 million in aggregate principal amount of our common stock may be offered and sold in any one or more at-the-market transactions pursuant to this prospectus.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

EXPERTS

     The financial statements and financial statement schedule incorporated in this prospectus by reference to Trizec Properties, Inc.’s Current Report on Form 8-K dated June 22, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

     The validity of the securities offered by means of this prospectus and certain federal income tax matters have been passed upon for us by Hogan & Hartson L.L.P.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$95,025	*
Blue Sky Fees and Expenses	20,000
Accounting Fees and Expenses	175,000
Legal Fees and Expenses	325,000
Printing Expenses	250,000
Transfer Agent’s Fees and Expenses	20,000
Miscellaneous	14,975

Total	$900,000

*	Includes previously paid fees in the amount of $63,350.

Item 15. Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorneys’ fees), as well as judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are our directors, officers, employees or agents, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In addition, the General Corporation Law of the State of Delaware does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

     Our certificate of incorporation and bylaws provide that we will fully indemnify our officers, directors and employees to the fullest extent possible under the General Corporation Law of the State of Delaware as described above.

Item 16. Exhibits

     The Exhibit Index filed herewith and appearing immediately before the exhibits hereto is incorporated by reference.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement related to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on June 25, 2004.

TRIZEC PROPERTIES, INC. a Delaware Corporation
By:	/s/ Timothy H. Callahan
Timothy H. Callahan
President, Chief Executive Officer and Director

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy H. Callahan and Michael C. Colleran, and each of them, his or her true and lawful attorneys-in-fact, each with full power of substitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Timothy H. Callahan Timothy H. Callahan	President, Chief Executive Officer and Director (principal executive officer)	June 25, 2004
/s/ Michael C. Colleran Michael C. Colleran	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	June 25, 2004

Signature	Title	Date
/s/ Peter Munk Peter Munk	Chairman of the Board of Directors	June 25, 2004
/s/ L. Jay Cross L. Jay Cross	Director	June 25, 2004
/s/ Brian Mulroney Brian Mulroney	Director	June 25, 2004
/s/ James J. O’Connor James J. O’Connor	Director	June 25, 2004
/s/ Glenn Rufrano Glenn Rufrano	Director	June 25, 2004
/s/ Richard Thomson Richard Thomson	Director	June 25, 2004
/s/ Polyvios Vintiadis Polyvios Vintiadis	Director	June 25, 2004
/s/ Stephen Volk Stephen Volk	Director	June 25, 2004
/s/ Casey Wold Casey Wold	Executive Vice President, Chief Operating Officer, Chief Investment Officer and Director	June 25, 2004

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Common Stock Underwriting Agreement

1.2*	Form of Preferred Stock Underwriting Agreement

1.3*	Form of Depositary Shares Underwriting Agreement

1.4*	Form of Warrants Underwriting Agreement

4.1	Form of Common Stock Certificate (incorporated herein by reference to exhibit 4.1 to the registrant’s Registration Statement on Form 10, File No. 001-16765)

4.2*	Form of Preferred Stock Certificate

4.3*	Form of Depositary Receipt

4.4*	Form of Deposit Agreement for Depositary Shares

4.5*	Form of Equity Warrant Agreement

5.1	Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered

8.1	Opinion of Hogan & Hartson L.L.P. regarding certain tax matters

12.1	Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)

23.3	Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)

24.1	Powers of Attorney (included on signature page)

*	To be filed by amendment or incorporated by reference in connection with the offering of specific securities.